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                                  THE HARTFORD

                        HARTFORD LIFE INSURANCE COMPANY
                              200 HOPMEADOW STREET
                               SIMSBURY, CT 06089

                           PREMIUM BASED CHARGE RIDER

This rider is issued as part of the Contract to which it is attached, and is effective on the date it is issued to You. Except where this rider provides otherwise, it is subject to all of the conditions and limitations of the Contract.

The following definition is added to the Definition of Certain terms section of the Contract:

     PREMIUM BASED CHARGE: The Premium Based Charge is designed to compensate us for a portion of our acquisition expenses, including promotion and distribution of the Contract. We will apply an annual Premium Based Charge against each Premium Payment made to this Contract. This charge will be deducted from the Contract Value according to the terms of this rider and as specified on page 3:

         1.   upon each Contract Anniversary;

         2.   upon a partial surrender;

         3.   upon full surrender of the Contract;

         4.   upon annuitization of the Contract; and/or;

         5. upon the date of Our receipt of Due Proof of Death and upon a corresponding Death Benefit distribution if elected at a later date.

The following provision is added to the Valuation section of the Contract:

     PREMIUM BASED CHARGE: We will apply an annual Premium Based Charge rate against each Premium Payment made to this Contract, as specified in the Contract Specifications on Page 3. The Premium Based Charge will be deducted only from Contract Value invested in Sub-Accounts. The amount of Premium Based Charges shall be determined by multiplying the Premium Based Charge stated in the Contract Specifications by (a) Contract Value invested in Sub-Accounts, divided by (b) total Contract Value minus Contract Value invested in the Fixed Account in connection with a Company sponsored dollar cost averaging program, if applicable. A proportionate number of Accumulation Units shall be taken from each Sub-Account in payment of the Premium Based Charge.

HL-PBCR-11.1                                                  PRINTED IN U.S.A.
                                                                     V0D538.FRM

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The following provision replaces the existing "PARTIAL SURRENDERS PRIOR TO THE
ANNUITY COMMENCEMENT DATE" provision in the Surrender section of the Contract:

     PARTIAL SURRENDERS PRIOR TO THE ANNUITY COMMENCEMENT DATE
     You may request, in writing or other means acceptable to Us, a partial surrender of Contract Values at any time prior to the Annuity Commencement Date provided the Contract Value remaining after the surrender is at least equal to Our minimum amount rule shown on page 3. If the remaining Contract Value following such surrender is less than Our minimum amount rule, We may terminate the Contract and pay the Surrender Value.

     The Contingent Deferred Sales Charge will be assessed against any Contract Values surrendered as described on Page 3. However, on a noncumulative basis, You may make partial surrenders during any Contract Year, up to the Annual Withdrawal Amount shown on Page 3 and the Contingent Deferred Sales Charge will not be assessed against such amounts. Surrender of Contract Values in excess of the Annual Withdrawal Amount and additional surrenders made in any Contract Year will be subject to the Contingent Deferred Sales Charge, and the prorated Premium Based Charge as described on Page 3, if applicable.

The following provision replaces the existing "Full Surrender Prior to the Annuity Commencement Date" provision in the Surrender section of the Contract:

     FULL SURRENDER PRIOR TO THE ANNUITY COMMENCEMENT DATE
     At any time prior to the Annuity Commencement Date, You have the right to terminate the Contract by submitting a written request to Us at the Administrative Office of the Company. In such event, the Surrender Value of the Contract may be taken in the form of a cash settlement.

     The Surrender Value of the Contract is equal to the Contract Value less:

         a)  any applicable Premium Taxes not previously deducted;

         b)  the Annual Maintenance Fee as specified on Page 3;

         c)  the Premium Based Charge as specified on Page 3;

         d)  any applicable Contingent Deferred Sales Charge shown on Page 3.

Signed for HARTFORD LIFE INSURANCE COMPANY

     [ /s/ David N. Levenson           /s/ Terence Shields
     --------------------------------  ------------------------------------
     DAVID N. LEVENSON, PRESIDENT      TERENCE SHIELDS, CORPORATE SECRETARY  ]

HL-PBCR-11.1                                                  PRINTED IN U.S.A.
                                                                     V0D539.FRM

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